Exhibit 99.1

Pilgrim’s Pride Corporation and PPC Escrow Corp. Announce the Pricing of

$100 Million Senior Subordinated Notes

PITTSBURG, Texas, November 6 —Pilgrim’s Pride Corporation (NYSE: “CHX” “CHX.A”) and PPC Escrow Corp. jointly announced the pricing of a private offering of $100 million aggregate principal amount of 9.25% senior subordinated notes due November 15, 2013. The senior subordinated notes will be issued at 100% of par.

The notes will be issued by PPC Escrow Corp., an unrestricted subsidiary of Pilgrim’s Pride formed for purposes of this offering, which will merge with and into Pilgrim’s Pride concurrently with the closing of Pilgrim’s Pride’s pending acquisition of the chicken operations of ConAgra Foods, Inc. Upon consummation of the merger, the net proceeds from the offering will be used to pay a portion of the purchase price of the ConAgra Foods’ chicken business, thereby eliminating the 10.5% subordinated notes previously planned on being issued to ConAgra Foods, Inc. in connection with the previously announced acquisition of this chicken division from ConAgra Foods, Inc. Pending closing of this acquisition, the proceeds of this offering will be held in escrow. In the event the ConAgra chicken division acquisition is not completed by December 31, 2003 or the acquisition is otherwise terminated prior thereto, the senior subordinated notes will be redeemed at par plus accrued but unpaid interest pursuant to a special mandatory redemption.

The notes are being sold only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The notes have not been registered under the Securities Act of 1933 or under any state securities laws, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer, offer to sell, or solicitation of an offer to buy any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim’s Pride Corporation, PPC Escrow Corp. and their management are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. For example, factors that could cause actual results to differ materially from those projected in such forward looking statements include: matters affecting the poultry industry generally, including fluctuations in the commodity prices of feed ingredients, chicken and turkey; disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products; contamination of our products, which has recently and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; restrictions imposed by and as a result of, our substantial leverage; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risk associated with foreign operations; changes in laws or regulations affecting our operations as well as competitive factors and pricing pressures; inability to acquire or effectively integrate ConAgra’s chicken business or realize the associated cost savings and operating synergies currently anticipated; and the impact of uncertainties of litigation as well as other risks described under “Risk Factors” in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

Contact: Richard A. Cogdill

Chief Financial Officer

(540) 896-0406